Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated February 7, 2003 relating to the financial statements of Portfolio Recovery Associates, Inc., which appears in such Registration Statement. We also consent to the references to us under the headings “Experts”, “Summary Consolidated Financial Data” and “Selected Consolidated Financial Data” in such Registration Statement.

PricewaterhouseCoopers LLP

Harrisburg, PA
May 21, 2003